Exhibit 99.1

news release

NYSE: TC

August 9, 2012	TSX: TCM

THOMPSON CREEK ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS AND AGREEMENT WITH ROYAL GOLD TO SELL AN ADDITIONAL 12.25% OF FUTURE GOLD PRODUCTION FROM MT. MILLIGAN

Denver, Colorado — Thompson Creek Metals Company Inc. (the “Company”), a growing, diversified North American mining company, today announced financial results for the three and six months ended June 30, 2012, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

The Company also announced that it has entered into an amendment to its gold stream agreement with Royal Gold, Inc. (“Royal Gold”) pursuant to which it has agreed to sell Royal Gold an additional 12.25% of the refined gold production from the Company’s Mt. Milligan copper-gold mine for $200 million, plus $435 per ounce, or the prevailing market rate, if lower than $435 per ounce, when the gold is delivered.  Upon the closing of this transaction, the Company will have agreed to sell to Royal Gold a total of 52.25% of the refined gold production from the Mt. Milligan project, and Royal Gold’s aggregate investment in the project (including amounts previously funded and commitments for future funding) will have increased to $781.5 million.  The consummation of this transaction is subject to the condition that the Company receives final approval for an amendment to its senior secured revolving credit agreement satisfactory to Royal Gold and approval of the Royal Gold transaction by the lenders thereunder within 30 days of the date of the Royal Gold amendment.  The Company is currently in discussions with its lenders to obtain these approvals.

“When we completed our financing transactions in May 2012, our funding plan for the completion of Mt. Milligan assumed that we would be able to access our existing financing sources,” said Mr. Loughrey, Chairman and Chief Executive Officer of the Company.  “Given the prolonged worldwide economic volatility, the continued decline in molybdenum prices, and short-term operational issues that we experienced in the second quarter of this year, we had negative operating cash flow of $20.4 million in the second quarter which caused us to re-evaluate our current operating plan at the Endako mine and secure additional financing for the construction of Mt. Milligan.  The current economic environment continues to be challenging, but we are optimistic that we will successfully overcome these challenges over the next 12 months, remain competitive, and complete the Mt. Milligan project,” added Mr. Loughrey.

“We are very pleased with Royal Gold’s increased investment and continued support in the advancement of our Mt. Milligan project,” Mr. Loughrey added.  “We believe that the terms of this transaction and its timing make it the best alternative available to ensure that construction continues to proceed in accordance with our development plan.  We believe that Mt. Milligan will transform our Company into a diversified, base metals producer beginning late 2013 and significantly strengthen our Company’s financial performance,” added Mr. Loughrey.

For the second quarter and first six months of 2012, the Company realized operating losses of $18.4 million and $34.9 million, respectively.   The operating losses were primarily the result of higher unit operating costs at both the Endako and Thompson Creek mines primarily as a result of lower production volume which in turn led to lower sales volumes, lower-of-cost or market product inventory write-downs, lower average realized molybdenum prices compared to the same period in 2011, and the Company’s share of commissioning and start-up costs at the new Endako mill.  Production and costs during the second quarter of 2012 were negatively impacted primarily by lower than anticipated ore grades and recovery at the Endako mine and the pit wall slough at the Thompson Creek mine in May 2012.   The average realized molybdenum sales price for the second quarter and first six months of 2012 was $14.55 and $14.64 per pound, respectively, compared to $17.28 and $17.33 per pound for the same periods in 2011.

“We have undertaken a series of initiatives intended to increase production and recovery rates and decrease costs in order to increase revenue and cash flow in the third and fourth quarters of 2012,” said Mr. Loughrey.  “As a result of the low production in the first half of 2012, the Company’s share of 2012 production guidance for the Endako mine has been revised downward, with the Thompson Creek mine expected to meet the previous guidance.  Our revised total 2012 estimated production guidance is currently approximately 22.5 to 24.5 million pounds of molybdenum at an average cash cost of approximately $9.25 to $10.25 per pound,” added Mr. Loughrey.

Financial Overview:

•                        Revenue for the second quarter of 2012 was $113.5 million, compared to $190.9 million in the second quarter of 2011.  Revenue for the first six months of 2012 was $227.1 million, compared to $397.6 million for the same period in 2011.  Sales volumes for the second quarter of 2012 were 7.5 million pounds, compared to 10.8 million pounds in the second quarter of 2011.  Sales volumes for the first six months of 2012 were 15.0 million pounds, compared to 22.4 million pounds for the same period in 2011.  The averaged realized molybdenum sales price for the second quarter of 2012 was $14.55 per pound, compared to $17.28 per pound for the second quarter of 2011.  The averaged realized molybdenum sales price for the first six months of 2012 was $14.64 per pound, compared to $17.33 for the same period in 2011.

•                        Foreign Exchange Loss for the second quarter of 2012 was $7.9 million (of which $3.7 million was an unrealized loss), compared to a foreign exchange gain of $2.4 million for the second quarter of 2011.  Foreign exchange loss for the first six months of 2012 was $1.3 million (of which $2.1 million was an unrealized loss), compared to a foreign exchange gain of $2.1 million for the same period in 2011.

•                        Net Loss for the second quarter of 2012 was $14.8 million, or $0.09 per basic and diluted share, compared to net income of $116.8 million, or $0.70 per basic and $0.68 per diluted share for the second quarter of 2011.  Net loss for the second quarter of 2012 included a non-cash unrealized gain on common share purchase warrants of $1.9 million, or $0.01 per basic and diluted share.  Net income for the second quarter of 2011 included a non-cash unrealized gain on common share purchase warrants of $60.4 million, or $0.36 per basic and $0.35 per diluted share.

Net loss for the first six months of 2012 was $13.7 million, or $0.08 per basic and diluted share, compared to net income of $245.7 million, or $1.48 per basic and $1.41 per diluted share for the same period in 2011.  Net loss for the first six months of 2012 included a non-cash unrealized gain on common share purchase warrants of $1.8 million, or $0.01 per basic and diluted share.  Net income for the first six months of 2011 included a non-cash unrealized gain on common share purchase warrants of $126.4 million, or $0.76 per basic and $0.72 per diluted share.

•                        Non-GAAP Adjusted Net Loss for the second quarter of 2012 (excluding the non-cash unrealized gain on the warrants) was $16.7 million, or $0.10 per basic and diluted share, compared to adjusted net income of $56.4 million, or $0.34 per basic and $0.33 per diluted share for the second quarter of 2011.

Non-GAAP adjusted net loss for the first six months of 2012 (excluding the non-cash unrealized gain on the warrants) was $15.5 million, or $0.09 per basic and diluted share, compared to adjusted net income of $119.3 million, or $0.72 per basic and $0.68 per diluted share for the same period in 2011.

•                        Mined Molybdenum Production for the second quarter of 2012 was 4.1 million pounds, compared to 10.0 million pounds in the second quarter of 2011.  Molybdenum produced for the first six months of 2012 was 8.5 million pounds, compared to 20.3 million pounds for the same period in 2011.

•                        Non-GAAP Average Cash Cost Per Pound Produced for the second quarter of 2012 was $14.57 per pound, compared to $5.74 per pound for the second quarter of 2011.  Non-GAAP average cash cost per pound produced for the first six months of 2012 was $13.73 per pound, compared to $5.54 per pound for the same period of 2011.

•                        Operating Cash Used for the second quarter of 2012 was $20.4 million, compared to operating cash generated of $53.6 million in the second quarter of 2011.  Operating cash used for the first six months of 2012 was $17.3 million, compared to operating cash generated of $130.2 million for the same period in 2011.

•                        Capital Costs incurred for the first six months of 2012 were $405.1 million, comprised of $348.1 million for the development of Mt. Milligan, $45.3 million for the mill expansion project at the Endako mine (75% share) and $11.7 million of other capital costs for the Thompson Creek and Endako mines, the Langeloth facility and corporate combined.  The capital costs for the first six months of 2012 included increases in amounts accrued of $20.2 million and non-cash capital lease activity of $3.7 million; therefore, cash used for capital expenditures for the six months was $381.2 million.

•                        Total Cash and Cash Equivalents as of June 30, 2012 were $409.5 million, compared to $294.5 million as of December 31, 2011.  In May 2012, the Company completed the sale of 12.5% unsecured notes with net proceeds received in the offering of $193.1 million and also completed a public offering of 8,800,000 tangible equity units (“tMEDS”) with net proceeds received in the offering of $212.3 million.  Total debt as of June 30, 2012, including capital lease obligations, was $611.1 million, compared to $374.9 million as of December 31, 2011.

Selected Consolidated Financial and Operational Information

(US$ in millions, except per share and per pound amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)
Financial
Revenues
Molybdenum sales	$109.6	$186.2	$219.2	$388.6
Tolling, calcining and other	3.9	4.7	7.9	9.0
Total revenues	113.5	190.9	227.1	397.6
Costs and expenses
Operating expenses	107.8	91.7	210.2	189.7
Depreciation, depletion and amortization	14.3	17.6	31.1	36.0
Total costs of sales	122.1	109.3	241.3	225.7
Selling and marketing	1.6	2.5	3.1	4.9
Accretion expense	0.6	0.4	1.1	0.9
General and administrative	7.0	6.4	15.1	14.3
Exploration	0.6	3.2	1.4	6.8
Total costs and expenses	131.9	121.8	262.0	252.6
Operating (loss) income	(18.4)	69.1	(34.9)	145.0
Other expense (income)	7.2	(62.3)	1.7	(127.3)
(Loss) income before income and mining and taxes	(25.6)	131.4	(36.6)	272.3
Income and mining taxes (benefit) expense	(10.8)	14.6	(22.9)	26.6
Net (loss) income	$(14.8)	$116.8	$(13.7)	$245.7
Net (loss) income per share
Basic	$(0.09)	$0.70	$(0.08)	$1.48
Diluted	$(0.09)	$0.68	$(0.08)	$1.41
Cash (used) generated by operating activities	$(20.4)	$53.6	$(17.3)	$130.2
Adjusted non-GAAP Measures: (1)
Adjusted net (loss) income (1)	$(16.7)	$56.4	$(15.5)	$119.3
Adjusted net (loss) income per share - basic (1)	$(0.10)	$0.34	$(0.09)	$0.72
Adjusted net (loss) income per share - diluted (1)	$(0.10)	$0.33	$(0.09)	$0.68
Operational Statistics
Mined molybdenum production (000’s lb) (2)	4,119	10,010	8,543	20,339
Cash cost ($/lb produced) (3)	$14.57	$5.74	$13.73	$5.54
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	4,506	8,952	9,377	19,012
Purchased and processed product	3,028	1,824	5,595	3,404
	7,534	10,776	14,972	22,416
Average realized sales price ($/lb) (1)	$14.55	$17.28	$14.64	$17.33

(1)          See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)          Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from the Company’s share of production from the mines; excludes molybdenum processed from purchased product.

(3)          Weighted-average of Thompson Creek mine and Endako mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits, depreciation, depletion, amortization and accretion, and commissioning and start-up costs for the Endako mill.  The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. See “Non-GAAP Financial Measures” for additional information.

Summary of Quarterly Results

(US$ in millions, except per share and per pound amounts — unaudited)

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2012	2012	2011	2011	2011	2011	2010	2010
Financial
Revenues	$113.5	$113.6	$116.7	$154.8	$190.9	$206.7	$156.8	$161.8
Operating (loss) income	$(18.4)	$(16.5)	$(18.1)	$22.4	$69.1	$75.9	$47.4	$45.6
Net (loss) income	$(14.8)	$1.1	$0.8	$45.6	$116.8	$128.9	$(45.0)	$31.1
(Loss) income per share:
- basic	$(0.09)	$0.01	$—	$0.27	$0.70	$0.78	$(0.28)	$0.22
- diluted	$(0.09)	$0.01	$—	$0.27	$0.68	$0.73	$(0.28)	$0.22

Cash (used) generated by operating activities	$(20.4)	$3.1	$21.1	$51.4	$53.6	$76.6	$31.6	$59.0

Adjusted non-GAAP Measures: (1)
Adjusted net (loss) income (1)	$(16.7)	$1.2	$—	$3.6	$56.4	$62.9	$34.4	$51.6
Adjusted net (loss) income per share: (1)
- basic (1)	$(0.10)	$0.01	$—	$0.02	$0.34	$0.38	$0.22	$0.37
- diluted (1)	$(0.10)	$0.01	$—	$0.02	$0.33	$0.36	$0.20	$0.36

Operational Statistics
Mined molybdenum production (000’s lb)	4,119	4,424	4,310	3,696	10,010	10,329	9,316	7,958
Cash cost ($/lb produced) (1)	$14.57	$12.95	$12.69	$15.62	$5.74	$5.37	$5.81	$6.24
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	4,506	4,871	5,368	7,426	8,952	10,060	7,574	7,750
Purchased and processed product	3,028	2,567	2,650	2,191	1,824	1,580	1,896	2,513
	7,534	7,438	8,018	9,617	10,776	11,640	9,470	10,263

Average realized sales price ($/lb) (1)	$14.55	$14.74	$14.08	$15.64	$17.28	$17.39	$16.05	$15.30

(1) See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

Thompson Creek Mine

The Company believes that the impact of the pit wall slough on total production from the Thompson Creek mine for full year 2012 will not be material, as the Company is mining higher-grade ore in the second half of the year at Thompson Creek mine to address the second quarter shortfall in production.  The Company ceased mining in the area of the slough, developed a new access road to other areas of the mine shortly after the slough occurred, and continued mining in the areas not impacted by the slough. The Company has revised its Thompson Creek mine plan accordingly for the remainder of 2012.

New Endako Mill and Mine Plan

As a result of the lower production and higher costs at the Endako mine due to lower than expected recovery rates at the new mill and ore grade at the mine, the Company has undertaken a series of initiatives intended to increase production and recovery rates and decrease costs.  Primary among these initiatives is the decision to cease mining new material at the Endako mine and to process stockpiled ore beginning in the third quarter of 2012 through the spring of 2013.  The Company had previously planned to mill this material over the course of the current 17-year mine plan.  The Company will target stockpiled material to process based on its assessment of grade.  The Company expects the revised operating plan will lower the Endako mine’s average cash costs per pound during the third and fourth quarters of 2012, as compared to the first and second quarters of 2012.

The Company has also convened a team consisting of outside experts and internal technical specialists with the goal of achieving designed recovery as soon as possible.  This team is currently addressing various areas, including, among others, a recalibration of the major instruments in the mill, working on the reagent mix in the flotation tanks, metallurgical balance work, and additional mill and maintenance staff training.  The Company has also ceased mining at the bottom of the Denak West pit where it encountered lower-than-expected ore grades. The Company expects that mining operations will resume in the spring of 2013, with planned mining in the Endako pit and the walls of the Denak West pit.

Mt. Milligan Copper-Gold Mine

During the three and six months ended June 30, 2012, the Company made cash capital expenditures of C$164.3 ($163.3) million and C$305.2 ($304.1) million, respectively and, including accruals, incurred C$185.1 ($183.3) million and C$350.1 ($348.1) million of capital expenditures for the Mt. Milligan project for the same period, excluding capitalized interest and debt issuance costs of C$17.3 ($17.2) million, respectively. Capital expenditures were primarily related to the ongoing construction of the tailing storage facility, plant site earthworks, cement works, steel erection, construction camp costs, mining equipment and engineering design costs.  Since inception of the project C$756.8 million has been spent on a cash basis through June 30, 2012, including approximately C$40.9 million spent prior to the acquisition of Terrane Metals Corp. (“Terrane”), a wholly-owned subsidiary of the Company.

As of June 30, 2012, the Engineering, Procurement and Construction Management joint venture (“EPCM”) progress is 99% complete for project engineering, 94% complete for procurement, 51% complete for construction, and overall progress is at 69%.  The Mt. Milligan copper-gold project remains on schedule, with commissioning and start-up expected to commence in the third quarter of 2013, and commercial production of copper and gold expected in the fourth quarter of 2013.  The Company currently estimates an aggregate of approximately C$1.4 to C$1.5 billion to construct and develop the Mt. Milligan copper-gold mine, of which approximately C$635 to C$765 million of cash expenditures remain to be spent as of June 30, 2012.

On June 29, 2012, Terrane entered into two copper concentrate sales agreements whereby Terrane, among other things, agreed to sell 55% of the copper-gold-silver concentrate produced at Mt. Milligan during 2013 and 2014 and approximately 80,000 dry metric tons in each of the two quarters thereafter.  Payment for the concentrate will be based on the agreed copper, gold and silver content of the parcels delivered less smelting and refining charges and certain other deductions, if applicable.

Liquidity and Capital Resources

The Company’s ability to fund the completion of the Mt. Milligan project, satisfy working capital needs and make scheduled debt payments depends on the Company’s future operating performance and cash flow, average realized molybdenum prices, and its ability to access current funding sources including the revolving credit facility, equipment lease financing and future payments pursuant to the gold stream arrangement with Royal Gold.  As a result of operating losses in the second quarter of 2012, anticipated continued volatility in molybdenum prices, and revised estimated production and cash cost guidance for the Endako mine, the Company has determined that additional financing is required to complete the Mt. Milligan project.  The Company’s ability to access its existing funding sources depends on its compliance with certain financial covenants, including maintaining a ratio of consolidated secured total debt to consolidated EBITDA of 3.00 to 1.00 or less.  While as of June 30, 2012 the Company was in compliance with the financial covenants, given the recent operating results and the negative impacts to cash flow, it is anticipated that the Company will be in breach of the consolidated secured total debt to consolidated EBITDA ratio as of September 30, 2012.

The Company is currently in discussions with the lenders under its revolving credit facility to waive this financial covenant and amend the Credit Agreement to include additional new covenants.  The Company expects that any amendment to the Credit Agreement would be conditioned on the Company’s ability to supplement its existing liquidity.  To this end, on August 8, 2012, the Company entered into the new agreement with Royal Gold described above. The consummation of the Royal Gold transaction is subject to the condition that the Company receives final approval for an amendment to its senior secured revolving credit agreement satisfactory to Royal Gold and approval of the Royal Gold transaction by the lenders thereunder within 30 days of the date of the Royal Gold amendment.  The Company is currently in negotiations with its lenders to obtain these approvals.

There is no assurance that these transactions with the revolving credit facility lenders and Royal Gold will be completed or will provide sufficient liquidity to meet the Company’s ongoing needs.  Therefore, the Company is also exploring other alternatives to supplement its liquidity, including sales of assets, the issuance of additional debt or equity securities, and project finance transactions.

Updated 2012 and 2013 Guidance

Total production and cash cost guidance for 2012 has been revised and is currently expected to be approximately 22.5 — 24.5 million pounds of molybdenum at an average cash cost of approximately $9.25 - $10.25 per pound.  For 2013, production and cash cost guidance has been revised and is currently expected to be approximately 28.0 — 32.5 million pounds of molybdenum at an average cash cost of approximately $7.25 - $8.50 per pound.  Given the series of initiatives discussed previously which are intended to increase production and decrease costs, the production in the second half of 2012 is expected to be 14.0 to 16.0 million pounds of molybdenum at an average cash cost of approximately $6.75 to $8.00 per pound, with the Thompson Creek mine for the second half at 10.0 to 11.0 million pounds of molybdenum at an average cash cost of $6.00 to $7.00 per pound and the Company’s share of Endako production of 4 to 5 million pounds of molybdenum at an average cash cost of $8.50 to $10.75 per pound.  For the full year guidance for the Thompson Creek mine, production is expected to be on the low end of the range and cash cost per pound on the high end of the range.  Additionally, waste stripping activities at the Thompson Creek mine are expected to continue through 2012 and 2013.

	Six Months Ended	Years Ended December 31,
	June 30, 2012	2012	2013
	Actual	Estimated, including YTD 2012	Estimated
Molybdenum Production (000’s lb): (1)
Thompson Creek Mine	5,966	16,000 – 17,000	19,000 – 22,000
Endako Mine (75% Share)	2,577	6,500 – 7,500	9,000 – 10,500
Total molybdenum production (000’s lb)	8,543	22,500 – 24,500	28,000 – 32,500
Total sales of molybdenum produced (000’s lb)	9,377	22,500 – 24,500	28,000 – 32,500
Cash cost ($/lb produced): (2)
Thompson Creek Mine	$11.67	$7.50 – 8.50	$6.00 - 7.00
Endako Mine	18.51	12.00 – 13.75	9.25 – 10.75
Total cash cost ($/lb produced)	$13.73	$9.25 – 10.25	$7.25 – 8.50
Capital Expenditures (in millions):
Mt. Milligan (3),(4), (5)	$304.1	$750 – 825	$190 - 245
Endako mill expansion (3),(4)	73.6	78	—
Thompson Creek and Endako mines, Langeloth & other	8.7	35 - 40	15 - 20
Total capital expenditures	$386.4	$863 - 943	$205 - 265

(1)           Mined production pounds reflected are molybdenum oxide and HPM from the Company’s share of production from the mines; excludes molybdenum processed from purchased product.

(2)           Weighted-average of Thompson Creek mine and Endako mine (75% share) cash costs (mining, milling, mine site administration, roasting, and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits, depreciation, depletion, amortization and accretion, and commissioning and start-up costs for the Endako mill. The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. See “Non-GAAP Financial Measures” for additional information.

(3)           Excludes capitalized interest and debt issuance costs of $18.3 million and excludes changes in accruals of $20.2 million for the six months ended June 30, 2012.  The 2012 estimate includes the Company’s share of start-up and commissioning costs.

(4)           Canadian to US foreign exchange rate for 2012 and 2013 assumed at parity (C$1.00 = US$1.00).

(5)           Includes non-cash capital lease activity.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, weighted average cash cost per pound produced and average realized sales price per pound sold.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.

Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share — Basic and Diluted

Adjusted net income (loss) represents the net income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the second quarter and first six months of 2012, there were no significant non-cash items.  For the second quarter and first six months of 2011, the significant non-cash items were the non-cash gains on the fair value adjustment related to the Company’s previously outstanding common stock purchase warrants.

Adjusted net income (loss) per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net (loss) income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net (loss) income and adjusted net (loss) income per share (basic and diluted), for the three and six months ended June 30, 2012 and 2011:

For the Three Months Ended June 30, 2012 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net (Loss) Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net (loss) income	$(14.8)	168,168	$(0.09)	168,168	$(0.09)
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(1.9)	168,168	(0.01)	168,168	(0.01)
Non-GAAP adjusted net (loss) income	$(16.7)	168,168	$(0.10)	168,168	$(0.10)

For the Three Months Ended June 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net income	$116.8	167,251	$0.70	172,321	$0.68
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(60.4)	167,251	(0.36)	172,321	(0.35)
Non-GAAP adjusted net income	$56.4	167,251	$0.34	172,321	$0.33

For the Six Months Ended June 30, 2012 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net (Loss) Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net (loss) income	$(13.7)	168,111	$(0.08)	168,111	$(0.08)
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(1.8)	168,111	(0.01)	168,111	(0.01)
Non-GAAP adjusted net (loss) income	$(15.5)	168,111	$(0.09)	168,111	$(0.09)

For the Six Months Ended June 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

Net income	$245.7	166,413	$1.48	174,701	$1.41
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(126.4)	166,413	(0.76)	174,701	(0.72)
Non-GAAP adjusted net income	$119.3	166,413	$0.72	174,701	$0.68

Cash Cost per Pound Produced, Weighted Average Cash Cost per Pound Produced, and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced by each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits, depreciation, depletion, amortization and accretion, and commissioning and start-up costs for the Endako mill.  Cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. The weighted average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek mine and the Endako mine divided by the cumulative total production from the Thompson Creek mine and the Endako mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

The following tables provide reconciliations of cash costs and cash costs per pound produced, by mine, and operating expenses included in the Company’s consolidated statements of operations and comprehensive (loss) income in the determination of net income:

(US$ in millions except per pound amounts — Unaudited)

	Three months ended June 30, 2012			Three months ended June 30, 2011
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$34.2	2,544	$13.46	$36.2	8,322	$4.35
Add/(Deduct):
Stock-based compensation	—			0.2
Inventory and other adjustments	6.1			1.3
GAAP operating expenses	$40.3			$37.7
Endako Mine
Cash costs — Non-GAAP (2)	$25.8	1,575	$16.37	$21.3	1,688	$12.59
Add/(Deduct):
Stock-based compensation	0.1			0.2
Commissioning and start-up costs	2.9			—
Inventory and other adjustments	(4.3)			(1.0)
GAAP operating expenses	$24.5			$20.5

Other operations GAAP operating expenses (3)	$43.0			$33.5
GAAP consolidated operating expenses	$107.8			$91.7
Weighted-average cash cost — Non-GAAP	$60.0	4,119	$14.57	$57.5	10,010	$5.74

(US$ in millions except per pound amounts — Unaudited)

	Six months ended June 30, 2012			Six months ended June 30, 2011
	Operating Expenses (in millions)	Pounds Produced (1) (000’s lbs)	$/lb	Operating Expenses (in millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$69.6	5,966	$11.67	$72.0	17,006	$4.24
Add/(Deduct):
Stock-based compensation	0.1			0.5
Inventory and other adjustments	6.1			9.2
GAAP operating expenses	$75.8			$81.7
Endako Mine
Cash costs — Non-GAAP (2)	$47.7	2,577	$18.51	$40.6	3,333	$12.17
Add/(Deduct):
Stock-based compensation	0.3			0.4
Commissioning and start-up costs	5.2			—
Inventory and other adjustments	2.8			5.4
GAAP operating expenses	$56.0			$46.4

Other operations GAAP operating expenses (3)	$78.4			$61.6
GAAP consolidated operating expenses	$210.2			$189.7
Weighted-average cash cost — Non-GAAP	$117.3	8,543	$13.73	$112.6	20,339	$5.54

(1)                                  Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)                                  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits, depreciation, depletion, amortization and accretion, and commissioning and start-up costs for the Endako mill.  The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility.

(3)                                  Other operations represent activities related to the roasting, processing, and upgrading of third-party concentrate and other metals at the Langeloth facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek mine and Endako mine concentrate. The Langeloth facility costs associated with roasting and processing of Thompson Creek mine and Endako mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

The Company will hold a conference call for analysts and investors to discuss its 2012 second quarter and first half financial results on Tuesday, August 14, 2012 at 8:30 am ET.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Executive Vice President and Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca/en/webcast and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (855) 859-2056 (access code 99635317#) from 10:30 a.m. ET on August 14 to 11:59 p.m. ET on August 21.  An archived recording of the webcast will also be available at the Company’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.  The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934  and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward-looking statements include statements with respect to: anticipated or future financings; future financial or operating performance of the Company or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; Mt. Milligan development costs; future operating plans and goals; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2012	2011
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$409.5	$294.5
Accounts receivable	56.3	71.8
Accounts receivable—related parties	11.0	6.8
Product inventory	91.4	77.9
Material and supplies inventory	36.5	35.9
Prepaid expense and other current assets	5.1	5.6
Income and mining taxes receivable	14.3	9.1
	624.1	501.6
Property, plant, equipment and development, net	2,723.7	2,359.4
Restricted cash	27.0	39.0
Reclamation deposits	0.3	24.6
Goodwill	47.0	47.0
Other assets	32.6	22.6
	$3,454.7	$2,994.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$209.3	$186.2
Income, mining, and other taxes payable	0.4	2.2
Current portion of long-term debt	16.8	5.7
Current portion of long-term capital lease obligation	2.2	1.0
Deferred income tax liabilities	12.0	14.0
Other current liabilities	0.8	9.0
	241.5	218.1
Gold Stream deferred revenue	454.6	364.6
Long-term debt	583.1	361.0
Capital lease obligation	9.0	7.2
Other liabilities	16.9	15.9
Asset retirement obligations	34.0	32.8
Common stock purchase warrant derivatives	—	3.0
Deferred income tax liabilities	226.2	262.1
	1,565.3	1,264.7
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 168,537,094 and 167,963,639 shares issued and outstanding, as of June 30, 2012 and December 31, 2011, respectively	1,016.9	1,014.3
Additional paid-in capital	231.2	52.6
Retained earnings	624.9	638.6
Accumulated other comprehensive income	16.4	24.0
	1,889.4	1,729.5
	$3,454.7	$2,994.2

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
REVENUES
Molybdenum sales	$109.6	$186.2	$219.2	$388.6
Tolling, calcining and other	3.9	4.7	7.9	9.0
Total revenues	113.5	190.9	227.1	397.6
COSTS AND EXPENSES
Cost of sales
Operating expenses	107.8	91.7	210.2	189.7
Depreciation, depletion and amortization	14.3	17.6	31.1	36.0
Total cost of sales	122.1	109.3	241.3	225.7
Selling and marketing	1.6	2.5	3.1	4.9
Accretion expense	0.6	0.4	1.1	0.9
General and administrative	7.0	6.4	15.1	14.3
Exploration	0.6	3.2	1.4	6.8
Total costs and expenses	131.9	121.8	262.0	252.6
OPERATING (LOSS) INCOME	(18.4)	69.1	(34.9)	145.0
OTHER EXPENSE (INCOME)
Change in fair value of common stock purchase warrants	(1.9)	(60.4)	(1.8)	(126.4)
Loss (gain) on foreign exchange	7.9	(2.4)	1.3	(2.1)
Interest and finance fees	1.5	1.4	3.0	2.7
Interest income	(0.2)	(0.6)	(0.4)	(1.0)
Other	(0.1)	(0.3)	(0.4)	(0.5)
Total other expense (income)	7.2	(62.3)	1.7	(127.3)
(Loss) income before income and mining taxes	(25.6)	131.4	(36.6)	272.3
Income and mining tax (benefit) expense	(10.8)	14.6	(22.9)	26.6
NET (LOSS) INCOME	$(14.8)	$116.8	$(13.7)	$245.7
COMPREHENSIVE (LOSS) INCOME
Foreign currency translation	(35.0)	10.2	(7.6)	40.7
Total comprehensive (loss) income	$(49.8)	$127.0	$(21.3)	$286.4

NET (LOSS) INCOME PER SHARE
Basic	$(0.09)	$0.70	$(0.08)	$1.48
Diluted	$(0.09)	$0.68	$(0.08)	$1.41
Weighted average number of common shares
Basic	168.2	167.3	168.1	166.4
Diluted	168.2	172.3	168.1	174.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net (loss) income	$(14.8)	$116.8	$(13.7)	$245.7
Items not affecting cash:
Change in fair value of common stock purchase warrants	(1.9)	(60.4)	(1.8)	(126.4)
Depreciation, depletion and amortization	14.3	17.6	31.1	36.0
Accretion expense	0.6	0.4	1.1	0.9
Amortization of finance fees	0.5	0.6	1.2	1.1
Stock-based compensation	1.8	2.1	3.3	3.9
Product inventory write-downs	9.8	5.7	20.9	5.7
Deferred income tax benefit	(11.4)	(0.8)	(22.7)	(6.1)
Unrealized loss (gain) on foreign currency derivative instruments	0.5	(0.5)	2.1	(0.5)
Unrealized foreign exchange loss (gain)	3.7	—	(1.4)	—
Change in working capital accounts	(23.5)	(27.9)	(37.4)	(30.1)
Cash (used) generated by operating activities	(20.4)	53.6	(17.3)	130.2
INVESTING ACTIVITIES
Capital expenditures	(193.3)	(155.2)	(381.2)	(248.1)
Capitalized bond interest payment	(13.1)	—	(13.1)	—
Restricted cash	9.2	(2.1)	11.9	(4.0)
Reclamation deposits	19.1	0.3	24.3	0.3
Cash (used) in investing activities	(178.1)	(157.0)	(358.1)	(251.8)
FINANCING ACTIVITIES
(Costs) proceeds from issuance of common shares, net	(1.4)	20.4	(0.9)	25.8
Proceeds from senior unsecured note issuance	200.0	350.0	220.0	350.0
Proceeds from tangible equity units, net	213.6	—	213.6	—
Debt issuance costs	(8.2)	(10.4)	(8.2)	(11.9)
Gold Stream proceeds	45.0	—	90.0	—
Repayment of long-term debt	(1.9)	(1.3)	(3.4)	(2.8)
Cash generated by financing activities	447.1	358.7	491.1	361.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.8)	2.0	(0.7)	4.9
INCREASE IN CASH AND CASH EQUIVALENTS	246.8	257.3	115.0	244.4
Cash and cash equivalents, beginning of period	162.7	303.1	294.5	316.0
Cash and cash equivalents, end of period	$409.5	$560.4	409.5	$560.4